Exhibit 10.8

AMENDMENT TO AND RESTATEMENT OF THE PARTNERSHIP AGREEMENT FOR ISSUING PAYMENT CARDS

BANCO ORIGINAL S.A., with principal place of business in São Paulo, SP, at R. Porto União, 295 - Brooklin, São Paulo - SP, 04568-020, registered with the National Corporate Taxpayers Register - CNPJ under number 92.894.922/0001-08, hereby represented in accordance with its Bylaws, by its undersigned officers (“Original”); and

PICPAY SERVIÇOS S.A., with principal place of business at Avenida Manuel Bandeira, 291, Condomínio Atlas Office Park, Building A, 1st floor - offices 22 and 23, 2nd floor and 3rd floor, and Building B, 3rd floor - offices 43 and 44, Vila Leopoldina, City of São Paulo, State of São Paulo, Postal Code 05317-020, registered with CNPJ/MF under number 22.896.431/0001-10, hereby represented in accordance with its Bylaws, by its undersigned officers, hereinafter referred to as “PicPay” and, together with Original, “Parties”;

WHEREAS:

i. PicPay is an electronic currency-issuing payment institution that manages prepaid payment accounts for users of the PicPay app, which aims to transfer funds between people among other payment services within the scope of their prepaid, domestic, transfer and purchase payment arrangements;

ii. PicPay is the settlor of post-paid, domestic, transfer and purchase payment arrangements;

iii. Original is a financial institution properly authorized to operate by the Central Bank and may conduct credit, finance and investment transactions, working in the domestic financial market and in the consumer credit segment, including the activities of electronic payment (being authorized to operate with the Brands);

iv. Original participates in PicPay’s post-paid payment arrangements, as a post-paid instrument issuer;

v. The Parties decided to enter into this instrument in order to foster the sale and promotion of a co-branded payment card through the potential of PicPay’s user base;

vi. The Parties entered into, on September 9, 2020, the Card Issue Partnership Agreement (“Agreement”); and

vii. The Parties wish to amend contractual provisions and restate them in a single instrument.

NOW, THEREFORE, the Parties, by mutual agreement, enter into this Amendment to and Restatement of the Agreement (“Restated Agreement”), which shall be governed by the following terms and conditions.

I. DEFINITIONS

1.1. Rules of Interpretation. In the interpretation of this Agreement, unless otherwise expressly established:

(a) headings and titles shall not limit or affect, in any way, the interpretation of the text, being used only for convenience and reference purposes;

(b) the terms “including”, “inclusive”, “includes”, “included” and their derivatives and similar terms shall be interpreted as if they were accompanied by the phrase “among others” and, therefore, in an illustrative way, never restrictive;

(c) the term “or” must be interpreted in a non-exclusive way (that is, when two items are separated by the word “or”, the existence of one item should not be considered as excluding the existence of the other, so that the word “or” shall be considered to include the word “and”);

(d) references to any documents or instruments shall include all their respective amendments, substitutions, restatements and additions;

(e) references to legal and regulatory provisions shall be interpreted as references to those provisions in force at the time of the fact to which they apply and shall include the provisions from which they originate (with or without modifications), as well as any decisions, regulations, instruments or other legal rules subject to such provisions;

(f) references to sections, paragraphs and exhibits shall be considered references to sections, paragraphs and exhibits to this Agreement;

(g) references to any period shall be considered references to the number of calendar days, and all terms or periods provided for in this Agreement shall be counted excluding the date of the event that caused the beginning of that term or period and including the last day of the term or period in question, as provided for in Article 132 of the Civil Code. All periods consisting of a number of months (or years) must be calculated from the day in the month (or year) in which the triggering event occurred to the same day in the following month(s) (or year(s)). All terms established in this Agreement that end on days other than Business Days shall be automatically extended to the next Business Day;

(h) whenever in this Agreement a provision is made for payment by one Party to the other, that payment shall be made in Reais (R$), by electronic transfer and funds immediately available and freely transferable until the payment due date;

(i) the preamble (including the recitals) and the exhibits to this Agreement are considered an integral part and incorporated into this Agreement; and

(j) the definitions provided for in Section 1.2 are applicable in singular and plural forms, regardless of gender.

1.2. Without prejudice to the other definitions included in the text of this Agreement, the terms and expressions below, in the plural or singular, shall have the definitions set out below:

“Commercial Action” means that action by the Parties aimed at promoting the sale and increasing the use of the PicPay Card.

“Affiliate” means, in relation to a Party, any company that, directly or indirectly, through one or more intermediaries, controls (even if in a shared way) or is controlled by such Party.

“Third-Party Affiliate” means, in relation to a person, any company that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with that person.

“Brand” means the payment arrangement settlor that licensed the Bank to issue payment instruments under its arrangements, currently Mastercard Brasil Soluções de Pagamento Ltda.

“Database” means the information regarding PicPay Customers and Cards, which originate in the processes resulting from the attainment and/or use of these products, obtained by each of the Parties within the scope of their respective performance under this Agreement, that is, Customer’s name, CPF, date of birth, gender, PicPay Card variant, card account creation date, Customer’s email, Customer’s phone, date on which the PicPay Card is canceled.

“PicPay Base” has the meaning assigned to it by Section 5.1.

“Distribution Channel” means the current and future electronic channels of trade or any other current or future sales channel of the Parties.

“PicPay Card” means payment instruments issued by Original belonging to a Product Line in the best interests of the Partnership, and using the brand “PicPay” on a “co-branded” card. Such cards have all the features of a conventional credit card, in accordance with market practices, and other specific features defined in this Agreement, such as their use for handling the PicPay Payment Account and other financial products at the discretion of the Parties.

“Customers” means any individuals who happen to obtain the PicPay Card, under the terms of this Agreement.

“PicPay Checking Account” means a checking account held by PicPay with Original.

“Product Line” means the set of credit card variants issued by an issuer. For the purposes of this Agreement, a Product Line may include the following variants (the names of which may vary between the Brands): (a) international; (b) gold; (c) platinum; and (d) black.

“Applicants” means any individuals who, by any means, may express an interest in the PicPay Card.

“Exchange Rate” means the selling exchange rate in Reais for each Dollar, one (1) business day immediately prior to the day on which the calculation is necessary, as published in the Central Bank’s electronic system (PTAX).

II. PURPOSE AND OPERATION OF THE PARTNERSHIP

2.1. The purpose of this Agreement is to govern the terms and conditions of the commercial partnership between the Parties to develop, promote, offer, explore and publicize the PicPay Card (the “Partnership”).

III. PARTNERSHIP PLANNING AND STRATEGY

3.1 It shall be up to Original, in relation to PicPay Cards, the preparation, pricing, maintenance and management of said products, including, but not limited to, the following:

(a) Preparation and use of credit and collection policies;

(b) Credit portfolio management (cash, assets, liabilities and equity);

(c) Capital allocation and funding for the credit portfolio;

(d) Regulatory management in relation to the entities defined by Law; and

(e) Customer service referring exclusively to the PicPay credit card.

3.2 PicPay shall be responsible for planning and developing a commercial strategy for the distribution of PicPay Cards, as well as meeting and creating Customer relationship policies.

3.3 PicPay shall also be responsible for promoting the PicPay Card offer in its Distribution Channels, at the discretion of PicPay, such as its inbound and outbound call centers and/or digital platforms made available on the world wide web (internet).

3.4 The processing of operations performed with the PicPay Card, credit analysis, preparation of registration, collection, among other control services, including data processing, shall be performed by Original (or by third parties indicated by it), as applicable and within the scope of PicPay Cards.

IV. PICPAY CARD FEATURES

4.1 PicPay Cards must contain the following characteristics:

(a) As to issuance and operation, they shall be subject to the policies and regulations of Original, of the respective Brands, as well as of the Central Bank;

(b) Full acceptance of PicPay Cards at all accredited merchants under the payment arrangements under which the cards are issued;

(c) Expiration date to be determined by the Bank; and

(d) The PicPay brand, the Customer’s name, the date of issue, expiration date, and also the security and identification features of the issuer.

4.2 PicPay Cards may enable Customers to take advantage of promotions provided by the Bank and/or by PicPay, provided that said cards are included among the products included in these promotions.

4.2.1. Original is committed to ensuring PicPay Cards will have competitive commercial conditions in relation to other co-branded cards issued in the market that compete directly with PicPay, subject to Original’s credit and risk policies.

4.3 For the purposes of this Agreement, the Parties agree that strategies related to the use and/or choice of Brands in relation to PicPay Cards shall be the sole responsibility of Original.

V. CUSTOMERS AND DATABASE

5.1. PicPay undertakes to provide the Bank with and to keep updated the CPF, name, date of birth, address and other basic details of its users, which are necessary for the sole and exclusive purpose of credit pre-approval and/or marketing and/or delivering the card to PicPay Cards Applicants (“PicPay Base”).

5.2. It shall be the Bank’s responsibility, within the scope of its respective activity, to manage the registration of its respective Customers.

5.3. With extensive experience in granting retail credit, the Bank shall be responsible for risk management, including credit analysis and granting, increase and reduction of limits, purchase authorization policies and fraud prevention and acceptance of new Customers, as well as for the cancellation of PicPay Cards in use, and PicPay shall be responsible for assisting the Bank in providing the necessary data related to the names of its respective customers indicated for prospecting new users of PicPay Cards.

5.3.1 Original is committed to periodically updating its risk and credit models, constantly pursuing models more suited to the target audiences, seeking to make use of the PicPay Base.

5.4. Original and/or PicPay may, by mutual agreement, sell financial products or services to be added to PicPay Cards or any other financial products that may be operated by Original and/or PicPay.

5.5. The Parties are aware that the Database is the exclusive property of each of the Parties in relation to the respective data obtained by each of the Parties within the scope of its performance under this Agreement and that, in the event of expiration of the duration of this Agreement, or even by termination and/or rescission, each of the Parties may use its respective Database in the best way that suits them, observing the duty of confidentiality and use of the information provided for therein and provided for in this Agreement, as well as other terms provided herein, each Party being solely and exclusively responsible for this use. The Parties shall guarantee the exercise of the rights of data subjects contained in their databases.

VI. DISTRIBUTION OF PARTNERSHIP REVENUE

6.1. Revenues from PicPay Cards shall be shared between Original and PicPay in accordance with the Exhibits.

VII. PENALTIES

7.1. In the event of total or partial non-compliance with the provisions of this Agreement, except when there is a specific penalty, the Parties are subject to a non-compensatory fine of ten percent (10%) of the last 3 amounts transferred by the Bank to PicPay, pursuant to this Agreement, to be paid within five (5) days from the communication made by the other Party, without prejudice to other penalties provided for in this Agreement and possible loss and damage.

VIII. CORRESPONDENT ACTIVITIES IN BRAZIL

8.1. PicPay was engaged by Original to perform the duties of correspondent in Brazil, under the terms of Resolution No. 3.954/11, necessary for the performance of its obligations provided for in this Agreement aiming at the provision of the following services:

(a) Receive and forward applications for joining PicPay Cards through the respective Distribution Channels; and

(b) Carry out the commercial offer of the Partnership Products in accordance with the applicable laws, rules and regulations.

IX. OBLIGATIONS OF THE PARTIES

9.1. In addition to the other obligations provided for in this Agreement, the Bank shall be responsible for:

(a) provide PicPay with information about PicPay Cards that may be necessary for the promotion, development and offer of PicPay Cards, in compliance with the legislation in force, especially with regard to bank secrecy;

(b) obtain and maintain in force any and all government and/or regulatory authorizations, approvals and licenses required by federal, state and municipal authorities and perform any and all necessary filling and registration to fulfill its obligations, as provided in this Agreement;

(c) comply with the requirements of the law, including, but not limited to, the Civil Code, the Consumer Code, the Bank Secrecy and Personal Data Protection Laws and any other applicable legislation in carrying out the obligations provided for herein, as well as providing all information and carrying out all the records required by the Central Bank;

(d) develop and maintain its information technology systems up to date and adequate for the provision of PicPay Cards;

(e) notify PicPay of any legal action or administrative proceeding initiated by any third party against the Bank as long as it is directly related to the Partnership;

(f) be responsible for the analysis and approval of Customers’ credit;

(g) define the price, term, charges, fees and any other attributes that impact the revenue, costs and expenses of PicPay Cards, and consequently its Net Equity; and

(h) take any and all actions reasonably necessary for the faithful fulfillment of its obligations under this Agreement.

9.2. In addition to other obligations under this Agreement, PicPay shall:

(a) obtain and maintain in force any and all government authorizations, approvals and licenses required by federal, state and municipal authorities and perform any and all necessary registration to fulfill its obligations, as provided in this Agreement;

(b) comply with the requirements of the law, including, but not limited to, the Civil Code, the Consumer Code, the Bank Secrecy and Personal Data Protection Laws and any other applicable legislation in carrying out the obligations provided for herein, as well as providing all information and carrying out all the records required by the Central Bank;

(c) support the sustainable development of the Partnership’s business and ensure the promotion, dissemination and offer of PicPay Cards in its Distribution Channels;

(d) ensure that the database, provided for in Section 5.1, is updated and transferred periodically to the Bank, mainly regarding the entry of new Applicants;

(e) notify the Bank of any legal action or administrative proceeding filed by any third party against PicPay as long as it is directly related to the Partnership or PicPay Card;

(f) take any and all actions necessary for the faithful fulfillment of its obligations under this Agreement.

X. REPRESENTATIONS AND WARRANTIES OF THE PARTIES

10.1. PicPay hereby represents and warrants to the Bank that:

(a) It is an existing company duly incorporated in accordance with Brazilian law and is duly qualified and able to operate at the place of its headquarters and in the other places where it has activities;

(b) It has full legal capacity and has obtained all corporate authorizations to enter into this Agreement and to carry out the transactions contemplated herein. This Agreement was duly and validly executed and is a valid, mandatory and enforceable agreement in relation to PicPay according to its terms, having been approved;

(c) The execution of this Agreement (i) does not violate any provision of PicPay’s bylaws or any other corporate document; (ii) does not violate, infringe in any way, result or cause the breach of any contractual provisions, commitments or other relevant obligations to which PicPay is a party or by which it is bound; (iii) does not violate any provision of law, decree, rule or regulation, administrative or judicial order to which PicPay is subject; and (iv) does not require any consent, approval or authorization of, notice to, or filing or registration with any individual or legal entity, or court, except for the authorizations and other formalities already provided for in this Agreement and those that have already been obtained and are in force on this date;

(d) There is no pending litigation or threat of litigation to which PicPay is a party that could have a negative impact on its ability to comply with its obligations under this Agreement;

(e) It does not employ and/or use, and undertakes not to employ and/or use, during the term of the Agreement, child labor in the provision of its services, nor does it hire and/or maintain relations with any companies that provide services to it (partners, suppliers and/or subcontractors) that use, exploit and/or by any means or form employ child labor, under the terms provided for in Law No. 8.069/1990 and other legal norms and/or regulations in force, except as an apprentice, from the age of fourteen (14), under the terms of article 7, XXXIII of the Federal Constitution;

(f) It does not use slave or slave-like labor;

(g) It is aware that the Partnership is an extension of services provided by a financial institution, which is why it is committed to observing all the rules and laws that govern banking activity, in particular the rules and laws that deal with banking secrecy and preventing and combating activities related to crimes provided for in Law No. 9.613 of March 3, 1998, which provides for crimes of “laundering” or concealment of assets, rights and valuables; and

(h) It is aware of the terms of Law No. 12.846, of August 1, 2013, and that it does not engage in and shall not engage in, as well as warrants that its employees and representatives do not engage in and shall not engage in the behaviors set forth therein; it adopts the internal mechanisms and procedures for integrity, auditing and encouraging the reporting of irregularities in the behaviors described in said statute.

10.2. Original represents and warrants to PicPay that:

(a) It is an existing company duly incorporated in accordance with Brazilian law and is duly qualified and able to do business at the place of its headquarters and in the other places where it has activities;

(b) It has full legal capacity and has obtained all corporate authorizations to enter into this Agreement and to carry out the transactions contemplated herein. This Agreement was duly and validly executed and is a valid and mandatory agreement, enforceable in relation to the Bank in accordance with its terms;

(c) The execution of this Agreement (i) does not violate any provision of the Bank’s bylaws or any other corporate document; (ii) does not violate, infringe in any way, result or cause the breach of any contractual provisions, commitments or other relevant obligations to which the Bank is a party or by which it is bound; (iii) does not violate any provision of law, decree, rule or regulation, administrative or judicial order to which the Bank is subject; and (iv) does not require any consent, approval or authorization of, notice to, or filing or registration with any individual or legal entity, or court, except for the authorizations and other formalities already provided for in this Agreement and those that have already been obtained and are in force on this date;

(d) There is no pending litigation or threat of litigation to which the Bank is a party that could have a negative impact on its ability to comply with its obligations under this Agreement;

(e) It does not employ and/or use, and undertakes not to employ and/or use, during the term of the Agreement, child labor in the provision of its services, nor does it hire and/or maintain relations with any companies that provide services to it (partners, suppliers and/or subcontractors) that use, exploit and/or by any means or form employ child labor, under the terms provided for in Law No. 8.069/1990 and other legal norms and/or regulations in force, except as an apprentice, from the age of fourteen (14), under the terms of article 7, XXXIII of the Federal Constitution;

(f) It does not use slave or slave-like labor;

(g) It is aware of the terms of Law No. 12.846, of August 1, 2013, and that it does not engage in and shall not engage in, as well as it guarantees that its employees and representatives do not engage in and shall not engage in the behaviors set forth therein; it adopts the internal mechanisms and procedures for integrity, auditing and encouraging the reporting of irregularities in the behaviors described in said statute.

XI. INTELLECTUAL PROPERTY - PICPAY

11.1. PicPay hereby grants the Bank a license to use, free of charge, during the term of this Agreement, “PicPay” product and service brands in their word and composite forms (“PicPay Brands”) in Brazil, for the specific purpose of sale, marketing, branding, printing and advertising of PicPay Cards. Any advertising and promotional activities involving the PicPay Brands, including materials, must be previously and expressly approved by PicPay.

11.2. The right to use PicPay Brands is exclusively authorized to make the Bank’s activities related to the issue and management of PicPay Cards viable and is subject to the duration and conditions of this Agreement and the duration of the registration of each PicPay brand, except for the provisions below, and under no circumstances does it entail transfer of ownership of the PicPay Brands before the Patent and Trademark Office (INPI).

11.3. Unless previous, express and written authorization is given by PicPay, the use of the PicPay Brands by the Bank is prohibited for purposes other than those provided for in this Agreement.

11.4. The Bank shall use the PicPay Brands as contained in the respective registration certificates issued by the INPI and in the registration applications filed with the INPI, observing their respective classifications as to the classes of products and services protected by them.

11.5. The application of the PicPay Brands, their word and device elements and the visual identity related to them shall be used by the Bank upon prior approval and in accordance with technical specifications provided by PicPay, which shall include the size, orientation, appearance, placement, spacing between PicPay Brands and visual elements, such as colors, fonts, backgrounds, textures and image quality.

11.6. The Bank undertakes to provide PicPay, as the case may be, with all reasonable assistance in relation to any matter regarding protection, the requirement to comply with the rights and obligations relating to PicPay Brands, or their violation, when said issue is related to the Bank’s use of PicPay Brands.

11.7. PicPay undertakes to promptly inform the Bank of any and all violations, imitations, counterfeits or other illegal or improper use of PicPay Brands that come to its knowledge and which may affect the sale of PicPay Cards.

11.8. The Bank undertakes to promptly inform PicPay of any and all violations, imitations, forgery or other illegal or improper use of PicPay Brands that come to its knowledge, at which time it shall assist PicPay, to the extent applicable, in proposing appropriate measures to prevent the violation, imitation, forgery or other illegal or improper use of PicPay Brands.

11.9. Notwithstanding the provisions of this Section, the Parties agree that the protection of PicPay Brands shall be exclusively the responsibility of PicPay.

11.10. If PicPay is required to interrupt or suspend the use of any of PicPay Brands, PicPay undertakes to immediately notify the Bank so that it will no longer issue PicPay Cards with that brand. In no event shall the Bank be liable for breach of a third party’s right over PicPay Brands.

11.11. The Bank undertakes not to engage in any act that discredits PicPay Brands before Customers, suppliers, authorities and the public at large, taking all measures to safeguard its good and perfect reputation in the use of PicPay Brands.

XII. DAMAGES

12.1. Each Party (“Indemnifying Party”) undertakes, in an irrevocable and irreversible manner, to defend, indemnify and hold the other Party (“Indemnified Party”) harmless from any damage and/or loss that may be caused by the Indemnifying Party, its employees, staff, service providers and/or subcontracted third parties, as a result of the respective activities performed under this Agreement, including, but not limited to, as a result of any operational failures as well as the services provided pursuant to this Agreement.

12.2. The Indemnifying Party’s obligation to defend, indemnify and hold the Indemnified Party harmless from any and all events mentioned above shall apply to any action, suit or claim, of any nature, filed by any third party, including, but not limited to, by the appropriate authorities, by the Brands and/or by the consumer protection bodies against the Indemnified Party, provided that the terms and conditions of this Section XII are observed.

12.3. The obligation provided for in this Section XII shall survive even after the termination of this Agreement, whether due to lapse of time, acceleration and/or any other reason.

12.4. The Parties agree that the duty to indemnify referred to in this Section XII shall only be due after the action that determined the payment of damages by the Indemnified Party becomes final and unappealable. Until the decision becomes final and unappealable, no amount shall be due by the Indemnifying Party to the Indemnified Party.

12.4.1. Subject to the foregoing, reimbursement by the Indemnifying Party to the Indemnified Party shall take place within thirty (30) days after notice for such purpose sent by the Indemnified Party is received, unless there is a written statement by the Indemnifying Party.

12.5. If any of the Parties is served with process or notified in the context of administrative or judicial actions and proceedings (“Notified Party”) as a result of facts or acts, by commission or omission, attributable to the other Party (“Responsible Party”), in accordance with the responsibilities undertaken by each of the Parties to this Agreement, the Notified Party, in an irrevocable and irreversible manner, undertakes to conduct the claim, and the Responsible Party shall provide support for the defense, when so requested by the Notified Party in a timely manner.

12.5.1 The Notified Party shall be responsible for conducting and defending each claim, including, but not limited to: (a) respecting judicial deadlines; (b) preparing and implementing effective and timely defense strategies and mechanisms; and (c) selecting, at their own expense, lawyers to be appointed attorneys-in-fact of the Notified Party, with such lawyers, among other responsibilities specific to their duties as lawyers, presenting and conducting the processing of defenses, answers, challenges, appeals, filing, claims, in addition to recommending and supporting any other judicial measures that may be necessary to preserve the interests of the Responsible Party, within the scope of any such actions or proceedings.

XIII. DURATION, TERMINATION AND TERMINATION EFFECTS

13.1. This Agreement shall enter into force on January 1, 2020 and shall remain in full force and effect for ten (10) years. The duration of the agreement shall be automatically renewed for another five (5) years, unless either Party expresses otherwise, with a minimum advance of six (6) months from the end of the original term.

13.2. Any Party to this Agreement may terminate this Agreement without cause, at any time, with prior written notice to the other Parties, at least one hundred eighty (180) days in advance, without the Party incurring, in this case, any expenses, whether by way of indemnity, fine or any other, being due only the fulfillment by the Parties of all obligations originated up to the last day of validity of the prior notice, in particular the continuity obligations provided for in the Section below.

13.3. Subject to the business continuity rules set out in the Section below, any innocent Party may terminate this Agreement, by means of a simple notice to the other Party, in case any of the following events takes place with one of the other Parties:

(a) Adjudication of bankruptcy or court-supervised or out-of-court reorganization petition from either Party;

(b) Declared insolvency of either Party;

(c) Revocation of any license issued by an official body, which is mandatory for the provision or continuity of the purpose of this Agreement;

(d) Assignment or transfer of this Agreement by one of the Parties without the prior consent of the other Party;

(e) In the event of non-compliance, by any of the Parties, with any of the sections of this instrument, not remedied in accordance with the procedure provided for in Section 13.3.1 below, without prejudice to the award of damages arising from the breach of contract, ascertained by means of appropriate judicial order;

(f) Should any of the Parties, by itself or by any of its agents, perform acts capable of materially compromising the public image of PicPay or the Bank or even the image of the PicPay Card; or

(g) If there is a change, either directly or indirectly, in the control of any of the Parties, to a Person who is not a member of the corporate group of the respective Party.

13.3.1. In the event of breach of contract provided for in item 13.3(e) above, by any of the Parties, the innocent party shall notify the defaulting Party, alerting to the breach of the Agreement and urging the defaulting Party to comply with its obligation within thirty (30) business days, under penalty of unilateral termination.

13.3.2. If, within the period provided for in the previous item, the defaulting Party has not remedied its contractual default, failing to fully comply with the breached obligation, this fact shall lead to the termination of the Agreement by the innocent Party.

13.4. Whenever the cause for the termination or rescission of this Agreement allows, the Parties henceforth agree to follow the continuity plan below, which should have the guarantee of maintaining all conditions and services active in the Partnership, in order to minimize negative effects on the transaction that is the subject matter of this Agreement:

(a) the Bank shall cease the use of PicPay Brands within sixty (60) days from the date of termination or rescission, except for the use of PicPay Brands on active PicPay Cards, in operational communications related to such cards and in communications with Customers about the end of the Partnership;

(b) the Parties shall reciprocally return all Confidential Information owned by the other Parties that are in their power under this Agreement;

(c) the Parties agree that PicPay’s relationship with Customers shall continue without interruption, and can only be interrupted by their decision;

(d) PicPay shall be entitled to offer a new proposal for a co-branded PicPay card with any other issuer and brand;

(e) the Bank shall cease issuing new PicPay Cards within sixty (60) days from the date of termination or rescission;

(f) the Bank shall cancel active PicPay Cards within three hundred sixty (360) days from the date of termination or rescission, subject to the specific terms of the Customers’ adhesion contracts;

(g) in any case of termination or rescission of this Agreement, the Parties shall have the right to unrestrictedly maintain and use, for commercial purposes, the database relating to PicPay Card holders acquired during the term of this Agreement;

(h) the Parties shall be exempted from all obligations undertaken under this Agreement, with the exception of the consequences of the termination or rescission of this Agreement provided for in this Section and other cases where there is an express provision to the contrary in this Agreement.

XIV. CONFIDENTIALITY

14.1. All information related to the purpose of this Agreement acquired in its course, or which, although not related to said purpose, is disclosed as a result of discussions or negotiations between the Parties regarding it and that comes from each of the Parties and is not known to the general public, whether of technical, business or any other nature, manifested in a tangible or intangible manner, shall be considered confidential (“Confidential Information”) and owned by the disclosing Party (“Disclosing Party”), and must be protected by it, as provided for in this Section.

14.1.1. Confidential Information shall mean, without limitation, any information of a technical, operational, commercial or legal nature, know-how, inventions, processes and formulas, accounting methods, accumulated techniques and experiences, data and Customer information transmitted to the receiving Party (“Receiving Party”): (i) by any means (e.g., printed documents, manuscripts, facsimile, electronic messages (email), photographs, etc.); (ii) by any means recorded in electronic media, such as tapes, laser-discs, floppy disks (or any other magnetic means), encrypted or not; (iii) orally; (iv) summaries, notes and any comments, oral or written; or (v) those whose content makes their confidential nature obvious.

14.2. During the term of this Agreement and for an additional period of two (2) years after the termination of this Agreement, the Receiving Party shall:

(a) use such information only for the purpose of performing this Agreement;

(b) maintain the Confidential Information and disclose it only to its Representatives who need to know about it for the purposes of the performance of this Agreement, and be responsible for the fulfillment of the confidentiality obligation on the part of its representatives; and

(c) protect the Confidential Information by using the same degree of care used to protect its own confidential information.

14.3. The Receiving Party shall request written authorization from the Disclosing Party to disclose Confidential Information to third parties, agents or consultants, and this third party shall enter into a confidentiality agreement in writing with the Parties, in terms compatible with the scope of this Section.

14.4. All Confidential Information disclosed under this Agreement shall remain in the possession and exclusive ownership of the Disclosing Party, and, after termination, shall be returned to the Disclosing Party or destroyed with due proof of destruction, at its discretion, upon written request to the Receiving Party.

14.5. Confidential Information shall not be considered to be information that:

(a) is already in the possession of the Receiving Party, free of restrictions, prior to its disclosure by the Disclosing Party;

(b) is or becomes in the public domain during the term of this Agreement; and

(c) has been provenly developed by the Receiving Party prior to the disclosure of this Confidential Information by the Disclosing Party.

14.6. If the Receiving Party is required by law, regulation, court order or governmental authority with powers to do so to disclose any Confidential Information, the Receiving Party, if such a fact does not conflict with the judicial or administrative order, shall report such fact immediately to the Disclosing Party, in writing and prior to said disclosure, so that the Disclosing Party may seek a court order or other remedy from the appropriate authority that would prevent disclosure. The Receiving Party undertakes to cooperate with the Disclosing Party in obtaining the aforementioned court order or other remedy that prevents disclosure. The Receiving Party also agrees that if the Disclosing Party is unsuccessful in trying to remove the obligation to disclose Confidential Information, it shall only disclose the part of the Confidential Information that is being legally required and, furthermore, that it shall make its best efforts to obtain reliable assurance that Confidential Information disclosed in this condition shall be treated confidentially.

XV. ANTI-CORRUPTION AND ETHICAL AND MORAL CONDUCT

15.1 The Parties undertake to:

(a) not engage in any irregular or illegal conduct;

(b) not take any action or perform any act that may, directly or indirectly, favor one another or any of the companies of their respective economic conglomerates, contrary to the laws applicable in Brazil or abroad;

(c) keep their business books, records and accounting and financial documents in sufficient detail and accuracy to clearly reflect the operations and the resources covered by this Agreement.

15.2 The Parties undertake to provide documents and information that may assist the other Party in its defense, should any of the Parties be involved in any situation related to corruption or bribery, as a result of action taken by the other Party.

15.3 The Parties warrant, including by their suppliers, that:

(a) they do not use illegal work, and undertake not to use labor practices similar to slavery, or child labor, except for legal exceptions, either directly or indirectly, through their respective suppliers of products and services;

(b) they do not employ minors up to eighteen (18) years old, including apprentice minors, in places that are harmful to their education, physical, psychological, moral and social development, as well as in dangerous or unhealthy places and services, at times that do not allow school attendance and at night;

(c) they do not use practices of negative discrimination, restricting access to or maintenance of employment, such as, but not limited to, for reasons of sex, origin, race, color, physical condition, religion, marital status, age, family situation or pregnancy status;

(d) they undertake to protect and preserve the environment, as well as to prevent and eradicate harmful practices to the environment, performing their services in compliance with the legislation in force with regard to the National Policy on Environment and Environmental Crimes, as well as legal, normative and administrative acts related to the environmental and related area, emanating from Federal, State and Municipal spheres; and

(e) they do not adopt practices related to activities that entail criminal profit from prostitution or sexual exploitation of vulnerable people.

15.4 The duties provided for in this section extend to shareholders, quotaholders, members, directors, officers, employees and service providers, including subcontractors and representatives of each Party.

15.5 Contractual non-compliance shall be characterized as the involvement of any of the Parties in a situation related to engagement in corruption, bribery and/or performance of acts harmful to the government.

XVI. LABOR, TAX AND CIVIL RESPONSIBILITIES

16.1. Each Party is responsible for all labor, social security and tax responsibilities arising from the respective employment relationships.

16.2. No employment relationship shall be established between the Parties and the employees, agents and/or subcontractors used in the performance of this Agreement, and each Party shall answer exclusively for any labor lawsuits filed and for notices of violation issued, exempting and holding the other Party harmless, in the event that it is administratively or judicially sued, and reimbursing it for any amounts eventually spent, including legal costs and fees, with legal interest and adjustment for inflation since the disbursement by the Party.

16.3. In the event of a labor action filed by an employee, agent or subcontractor of one of the Parties, the other Party may intervene in the case by requesting the exclusion of the responding Party in the dispute and, in the event of failure, it may assist it, under the terms of articles 119 et seq. of the Brazilian Code of Civil Procedure, in order to claim full labor, social security and tax liability arising from the respective employment relationship.

16.4. Each Party shall bear the taxes and contributions resulting from its activities.

16.5. The Parties shall inform the other Party of the occurrence of notices, notifications or sanctions imposed by supervisory bodies, as well as of any services of process, notices, written requests of performance or summons, all arising from this Agreement.

16.6. The Parties shall reimburse each other for any expenses, adverse judgments and fees that the Party may suffer as a result of legal or extrajudicial actions brought by the Applicants or Customers, due to the breach of this Agreement, as well as in relation to cases of duly proven defects in their products or services.

16.7. The Parties shall also be responsible for their products and services to consumers, consumer protection agencies, the judiciary and anyone else involved in the consumer relation.

XVII. AUDIT

17.1. Without prejudice to the specific provisions provided for in this Agreement, the Parties are allowed to carry out audits, during the performance of this Agreement, directly or by whomever they may appoint, to prove faithful observance of the provisions of this instrument, without prejudice to the inspection already carried out by the other Party.

17.2. The Party that wishes to carry out the audit shall notify the other Party about it at least fifteen (15) days in advance, regardless of whether it is carried out on the premises or not.

17.3. The Party that will be audited is responsible for cooperating with the audit, making the pertinent information, which is requested for the performance of the audit, available within an appropriate timeframe, as well as assisting the employees and/or independent auditors appointed to do so.

17.4. The Party requesting the Audit shall bear all costs and expenses arising therefrom.

XVIII. APPLICABLE LAW AND JURISDICTION

18.1. This Agreement shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil.

18.2. The Parties hereby elect the Jurisdiction of the Judicial District Court of São Paulo, State of São Paulo, with express waiver of any other, however privileged it may be, to settle any doubts and/or disputes involving the provisions of this Agreement.

XIV. MISCELLANEOUS

19.1. Each of the Parties, in the manner represented herein, represents to be aware of the provisions of the Code of Ethical Conduct of the other Party, copies of which are hereby handed over to it, committing to comply with them and to cause them to be complied with by their representatives, employees, agents, contractors or subcontractors.

19.2. Taxes due directly or indirectly as a result of this Agreement, or the performance thereof, are a liability of the taxpayer, as defined in the tax law.

19.3. This Agreement governs and contains the final provisions of the negotiations between the Parties, replacing any other documents, contracts or understandings, whether written or oral, previously entered into that have the same subject matter as this Agreement.

19.4. This Agreement may only be validly amended provided that it is in writing, duly signed by the legal representatives of both Parties.

19.5. All notices, communications, notifications, waivers or consents provided for in this Agreement shall be in writing and sent by registered letter, or by any other means that allows proof of receipt by the Parties, including by email, provided that with virtual proof receipt. The communication address is the one set out below; any change of address of one of the Parties shall be communicated to the other through written communication, in accordance with the provisions of this section.

Original:

Address: Rua Porto União, 295, São Paulo/SP

Email: jurídico_varejo@original.com.br

Att.: Legal Department

PicPay:

Address: Avenida Manuel Bandeira, 291, condomínio Atlas Office Park, bloco A, 2° Andar, Vila Leopoldina, São Paulo, SP, CEP 05.317-020

Email: juridico@picpay.com

Att.: Legal Department

19.6. Any omission or tolerance by the Parties in demanding strict compliance with contractual obligations, or in exercising any right arising from this Agreement, shall not constitute novation or waiver, nor shall it affect their right to exercise them at any time.

19.7. In the event that any section, term or provision of this Agreement is declared void or unenforceable, such nullity or unenforceability shall not affect any other sections, terms or provisions contained herein, which shall remain in full force and effect, unless the term or provision considered null or unenforceable significantly affects the balance of this Agreement.

19.8. This Agreement is executed on an irreversible and irrevocable manner, binding the Parties and successors in any capacity.

19.9. No Party may assign or transfer any of its rights or obligations arising from this Agreement without the prior and express written consent of the other Party.

19.10. The Parties may not undertake any obligation on behalf of the other or, in any form or condition, bind the other Party to third parties, unless they obtain prior and express authorization or power of attorney from the other Party. No Party shall be responsible or held liable for the products and services owned or provided by the other Party. Each Party shall continue to be solely responsible, to the other and third parties, even after the termination of this Agreement, for the activities that it develops, for the risks attaching to that activity, as well as for the products and services that it sells. Nothing in this Agreement should be construed as meaning that one Party has undertaken, even if implicitly, the risks of the other’s activity. The Parties are and shall remain independent in any matter and instance.

19.11. The Parties, as well as their respective legal representatives, represent that they are duly authorized to sign and perform this Agreement, pursuant to their respective corporate instruments.

19.12. The effects of this instrument go back to January 1, 2020.

In witness whereof, the Parties sign this Agreement in two (2) original copies of equal content, through their legal representatives, in the presence of the two (2) witnesses identified below.

São Paulo, March 5, 2021.

DocuSigned by:	DocuSigned by:

/s/ Simao Luiz Kovalski	/s/ Edilson Pereira Jardim

BANCO ORIGINAL S.A.

DocuSigned by:	DocuSigned by:

/s/ Anderson Andrade Chamon do Carmo	/s/ José Antonio Batista Costa

PICPAY SERVIÇOS S.A.

Witnesses:

/s/ Maira Mendes Morais	/s/ Hyde de Melo Gomes Silva
Name: Maira Mendes Morais	Name: Hyde de Melo Gomes Silva
CPF: 36845545880	CPF: 05309240489

EXHIBITS

DISTRIBUTION OF PARTNERSHIP RESULTS

1. REVENUE SHARING. Through this partnership, the revenues from PicPay Cards shall be shared between Original and PicPay in the following terms:

a) INTERCHANGE REVENUE - CREDIT: on a monthly basis, the Bank shall transfer to PicPay ten percent (10%) of the total calculated in the Interchange Revenue account accounted for the purchase transactions made in the PicPay Card credit function in the Mastercard Payment Arrangement.

b) INTERCHANGE REVENUE - DEBIT: on a monthly basis, the Bank shall transfer to PicPay fifty percent (50%) of the total calculated in the Interchange Revenue account accounted for the purchase transactions made in the PicPay Card debit function in the Mastercard Payment Arrangement.

1.1. Original shall send to PicPay, up to the second (2nd) business day of the month following the base period for accounting appropriation of Revenues, the amount of PicPay’s sales revenues. Payment shall be made by Original within three (3) business days after receiving the Invoice issued by PicPay.

2. FINANCING MARGIN. In addition to the Revenues described in item 1, Original shall also pass on to PicPay twenty percent (20%) of the Net Financing Margin, which is the net income before Income Tax of the financing taken by the Customers of PicPay Cards - Revolving and Installments.

Net financing margin = Financing income (-) Funding costs (-) Expenses with allowance for doubtful accounts (-) Direct taxes

2.1. In the event that the net financing margin shows a negative result, it shall be fully borne by Original, considering the exclusive credit risk of this institution.

2.2 Original shall send to PicPay, up to the twelfth (12th) business day of the month following the base month, the amount of PicPay’s sales revenues. Payment shall be made by Original within three (3) business days after receiving the Invoice issued by PicPay.

3. LATE PAYMENT. Amounts in delay shall be subject to interest of one percent (1%) per month (on a pro rata basis) and adjustment for inflation by the IGP-M/FGV.

4. REIMBURSEMENT OF OPERATING EXPENSES. Considering PicPay’s liability expenses paid by Original, which are described in the FIRST AMENDMENT TO THE PAYMENT ARRANGEMENT PARTICIPATION AGREEMENT, the amount to be paid by PicPay as reimbursement shall be calculated MONTHLY by Original:

a) manufacturing, personalization and preparation for shipping plastics;

b) shipping plastics.

4.1. Considering the equal sharing of INTERCHANGE REVENUE - DEBIT on debit transactions carried out in the Mastercard Payment Arrangement - set out in item 1.b, the following operating expenses shall also be divided equally:

a) processing of transactions and maintenance of debit cards;

b) processing and use of the Mastercard brand by debit cards.

4.2. The calculated amounts shall be sent monthly to PicPay by the second (2nd) business day of the month following the base month, together with the respective Debit Note.

4.3. Payment shall be made by PicPay within three (3) business days after receiving the Debit Note issued by Original.

4.4. Amounts in arrears shall be subject to interest of one percent (1%) per month (on a pro rata basis) and adjustment for inflation by the IGP-M/FGV.

5. ANNUAL CALCULATION OF INCOME FROM SERVICES. The parties agree to share equally the Net Margin of SERVICES performed with PicPay Cards. To do so, annually, the result shall be determined by Original and presented to PicPay. In the event that the Parties have received different amounts considering all receipts and payments made during the year, the appropriate financial adjustments shall be made.

5.1. Original shall send to PicPay, by the fifteenth (15th) business day of the month following the base year, the amount of PicPay’s sales revenues or to be reimbursed to Original. The due financial adjustment shall be made within three (3) business days after the calculated amount is sent.

5.2. The Net Margin of Services is formed by components of the result of PicPay Cards that are not characterized as financing (Revolving and Installment):

CREDIT CARD

a) (+) INTERCHANGE REVENUES

b) (-) DIRECT TAXES

c) (-) CREDIT CARD OPERATING EXPENSES, including the costs of sending the card borne by the Bank (at the price of the Post Office (FAC-Correios) - as specified in the FIRST AMENDMENT TO THE PAYMENT ARRANGEMENT PARTICIPATION AGREEMENT - “Amendment”) and not including those for the manufacture and customization of plastic (which has a form of distribution specified in the same Amendment, and which already considers 50% of its cost transferred to PicPay)

d) (-) PICPAY REMUNERATION EXPENSES (amounts paid on the basis of active cards)

e) (-) INTERCHANGE REVENUE SHARING EXPENSES

DEBIT CARD

a) (+) INTERCHANGE REVENUES

b) (-) DIRECT TAXES

c) (-) OPERATING EXPENSES, except those for manufacturing, customization and shipping the plastic (which has the form of distribution specified in the aforementioned Amendment)

d) (-) INTERCHANGE REVENUE SHARING EXPENSES

e) (+) REIMBURSEMENT OF OPERATING EXPENSES, except those for manufacturing, customization and shipping of plastic.

6. PRICING. At any time, in mutual agreement between the Parties, the prices of remuneration and/or the sharing of revenues and/or the sharing of operating expenses may be revised and renegotiated.

Legal – Original